AMENDMENT NO. 1
TO
RIGHT OF FIRST REFUSAL AGREEMENT

This Amendment No. 1 to Right of First Refusal Agreement (this "***Amendment***") is dated as of December 3, 2014, by and among Virtuix Holdings Inc., a Delaware corporation (the "***Company***"), the holders of the Company's Series Seed Preferred Stock executing this Amendment (the "***Amending Investors***"), and the holders of the Company's Common Stock executing this Amendment (the "***Amending Key Holders***"). This Amendment shall become effective as of the Initial Closing (as defined therein) of that certain Series 2 Seed Preferred Stock Purchase Agreement dated as of December 4, 2014 (the "***Purchase Agreement***"), by and among the Company and the purchasers of the Company's Series 2 Seed Preferred Stock named on Schedule I thereto (the "***Series 2 Seed Purchasers***").

RECITALS:

A. The Company, the Investors in the Company's Series Seed Preferred Stock listed on Schedule A thereto, and the holders of the Company's Common Stock listed on Schedule B thereto are parties to the Right of First Refusal Agreement dated as of April 7, 2014 (the "***First Refusal Agreement***"); and unless otherwise defined herein, all defined terms used in this Amendment shall have the respective meanings ascribed to such terms in the First Refusal Agreement.

B. The First Refusal Agreement provides that it may only be amended or modified by a written instrument executed by the Company, Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants, and Investors holding a majority of the Common Stock issuable or issued upon conversion of the Series Seed Preferred Stock of the Company.

C. The Amending Investors executing this Amendment hold a majority of the Common Stock issuable or issued upon conversion of the Series Seed Preferred Stock of the Company; and the Amending Key Holders executing this Amendment hold more than a majority of the shares of Transfer Stock held by all of the Key Holders who are currently providing services to the Company as officers, employees or consultants.

D. The Company and the Series 2 Seed Purchasers are parties to the Purchase Agreement pursuant to which the Company has agreed to sell, and the Series 2 Seed Purchasers have agreed to purchase, shares of the Series 2 Seed Preferred Stock, par value $0.001 per share, of the Company (the "***Series 2 Seed Preferred Stock***").

E. The Company's and the Series 2 Seed Purchasers' respective obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Amendment.

F. The parties hereto desire to amend the First Refusal Agreement by this Amendment so as to contemplate the issuance of the Series 2 Seed Preferred Stock and to provide the Series 2 Seed Purchasers who are not parties to the First Refusal Agreement as of the date of this Amendment with the rights afforded to the Investors under the First Refusal Agreement upon their respective execution and delivery of an Adoption Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Amending Investors and the Amending Key Holders hereby consent and agree as follows:

1. **Amendment to Definitions**. The term "***Preferred Stock***", as used in the First Refusal Agreement and defined in the second Recital of the First Refusal Agreement, is hereby amended to refer to and mean both the Series Seed Preferred Stock, par value $0.001 per share, of the Company and the Series 2 Seed Preferred Stock, par value $0.001 per share, of the Company.

2. **Amendment to Schedule A.** Schedule A to the First Refusal Agreement shall be amended to include the purchasers of the Series 2 Seed Preferred Stock of the Company who were not parties to the First Refusal Agreement prior to the date of this Amendment. The names and addresses for notices of such purchasers are set forth on Annex I to this Amendment.

3. **Counterparts**. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. **Entire Agreement; No Further Amendment**. Except as expressly amended hereby, the First Refusal Agreement shall remain in full force and effect in accordance with its terms. This Amendment, together with the First Refusal Agreement, including the respective exhibits and attachments hereto and thereto, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and thereof.

5. **Severability**. If any provision of this Amendment is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof and of the First Refusal Agreement shall remain in full force and effect and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or unenforceability of such provision in any other jurisdiction.

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